Exhibit 3.3
THIRD AMENDMENT
TO THE
AMENDED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP
OF
ANGELES PARTNERS XII, LP
          This THIRD AMENDMENT TO THE AMENDED CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF ANGELES PARTNERS XII, LP, dated as of November 24, 2010 (this “Amendment”), is by and among Angeles Realty Corporation II, a California corporation (the “Managing General Partner”), AIMCO Angeles GP, LLC, a Delaware limited liability company (the “Non-Managing General Partner”) and the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).
          WHEREAS, Angeles Partners XII, a California limited partnership (the “California Partnership”), and Angeles Partners XII, LP, a Delaware limited partnership (the “Delaware Partnership”), are parties to an Agreement and Plan of Merger, dated as of November 24, 2010 (the “Merger Agreement”);
          WHEREAS, pursuant to the Merger Agreement, the California Partnership will be merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity (the “Merger”);
          WHEREAS, pursuant to the Merger Agreement, at the effective time of the merger, the Amended Certificate and Agreement of Limited Partnership, dated as of May 24, 1983, as amended as of October 22, 2007, and as of November 24, 2010 (the “Partnership Agreement”), and as further amended by this Third Amendment, will become the partnership agreement of the Delaware Partnership; and
          WHEREAS, the merger will be effected upon the approval or consent of (i) the general partners of both the California Partnership and the Delaware Partnership, and (ii) a majority in interest of limited partners of each of the California Partnership and the Delaware Partnership.
          NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:
1.	Amendments to the Partnership Agreement. At the effective time of the Merger, the Partnership Agreement shall be amended as follows:
(a)	The first paragraph of the Partnership Agreement is hereby amended by deleting the reference to “Certificate and” therein.

(b)	Section 1.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“1.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

(c)	Section 2.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“2.1 Formation. Angeles Partners XII was originally formed as a limited partnership (the “California Partnership”) pursuant to the provisions of the California Uniform Limited Partnership Act as set forth in Title 2, Chapter 2, of the California Corporations Code, upon the terms and conditions set forth in an amended certificate and agreement made as of May 24, 1983. Pursuant to an Agreement and Plan of Merger, dated as of November 23, 2010, by and between the California Partnership and Angeles Partners XII, LP, a Delaware limited partnership (the “Delaware

Partnership”), the California Partnership was merged with and into the Delaware Partnership, with the Delaware Partnership as the surviving entity (the “Surviving Entity”) in the merger (the “Merger”). At the effective time of the Merger (the “Effective Time”), the Merger had the effect provided by applicable law, and the following consequences: (a) the certificate of limited partnership of the Delaware Partnership in effect immediately prior to the Effective Time became the certificate of limited partnership of the Surviving Entity; (b) the limited partnership agreement of the California Partnership in effect immediately prior to the Effective Time, as amended as set forth on Annex A to the Merger Agreement, became the partnership agreement of the Surviving Entity (as so amended, the “Agreement”); (c) Angeles Realty Corporation II, a California corporation, remained as sole Managing General Partner of the Surviving Entity, and its interest in the California Partnership immediately prior to the Effective Time was converted into an equivalent interest in the Surviving Entity; (d) AIMCO Angeles GP, LLC, a Delaware limited liability company, remained as the sole Non-Managing General Partner of the Surviving Entity, and its interest in the California Partnership immediately prior to the Effective Time was converted into an equivalent interest in the Surviving Entity; (e) the interests of the general partners in the Delaware Partnership immediately prior to the Effective Time were cancelled; (f) each limited partner in the California Partnership became a limited partner in the Surviving Entity, with an interest in the Surviving Entity equivalent to the interest such limited partner had in the California Partnership immediately prior to the Effective Time; (f) the interest of each limited partner in the Delaware Partnership immediately prior to the Effective Time was cancelled. References herein to the “Partnership” are to the California Partnership prior to the Merger and to the Delaware Partnership, as the Surviving Entity in the Merger, from and after the Effective Time.”
(d)	Section 2.2 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“2.2. Names. The name of the Partnership shall be ANGELES PARTNERS XII, LP.”

(e)	Article 4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“The principal place of business of the Partnership shall be 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602 and thereafter such other place or places as the Managing General Partner may from time to time determine.”

(f)	Section 10.1 of the Partnership Agreement is hereby amended by deleting the last sentence therein.

(g)	Section 12.4 of the Partnership Agreement is hereby amended by deleting clause (b) and replacing it with the following:

“(b) the amendment of the Partnership Agreement to reflect the foregoing change and”

(h)	Section 15.2 of the Partnership Agreement is hereby amended by deleting the last sentence therein.

(i)	Section 15.7 of the Partnership Agreement is hereby amended and restated to read:

“The Managing General Partners shall be designated as the tax matters partner of the Partnership, as provided in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended.”

(j)	Article 17 of the Partnership Agreement is hereby amended by removing the last sentence of Article 17 and replacing it with the following:

“The writing to amend this Agreement may be signed in the manner permitted by Section 17-204 of the Act.”

(k)	Section 19.1 of the Partnership Agreement is hereby amended by deleting the words “under Part 2, Title 105 of the California Code of Civil Procedure.”

(l)	Section 19.5 of the Partnership Agreement is hereby amended and restated to read:

“19.5 Notices. Any notices given pursuant to this Agreement may be served personally on he Partner to be notified, or may be mailed, postage paid, registered with return receipt requested, addressed as follows, or to such other address as the Partner may from time to time designate in writing:
To the Managing General Partner:
Angeles Realty Corporation II
4582 South Ulster Street Parkway
Denver, Colorado 80237
To the Non-Managing General Partner:
AIMCO Angeles GP, LLC
4582 South Ulster Street Parkway
Denver, Colorado 80237
To a Limited Partner:
At such Limited Partner’s address as set forth in the Amended Certificate and Agreement of Limited Partnership, as amended, naming him as a Limited Partner.
(m)	Section 19.13 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“19.13 Delaware Law. This Agreement and its applications shall be governed by the laws of the State of Delaware. In the event of any conflict between any provisions of this Agreement and any provisions of the Act, the provisions of said Act shall control.”

(n)	The Partnership Agreement is hereby amended by the addition of a new Article 20, which will read in its entirety as follows:
“ARTICLE 20 SERIES OF LIMITED PARTNERSHIP INTERESTS
     Notwithstanding any other provision of this Agreement, the Managing General Partner is hereby authorized to amend this Agreement at any time, and from time to time, as it determines, in its sole discretion, may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Act. Without limitation of the foregoing, the Managing General Partner shall be authorized to adopt amendments that would provide for any or all of the following:
(a) All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, would be allocated solely to such series for all purposes, and would be so recorded upon the books of account of the Partnership..
(b) Separate and distinct books and records would be maintained for each series, and the assets and liabilities associated with a particular series would be held and accounted for separately from the other assets of the Partnership and other series.

(c) If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the Managing General Partner would allocate them among any one or more of the series in such manner and on such basis as the Managing General Partner, in its sole discretion, deems fair and equitable, which determination would be conclusive and binding on the Limited Partners of all series for all purposes.
(d) The assets belonging to a particular series would be charged solely with the liabilities of the Partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series would be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the Managing General Partner, in its sole discretion, deems fair and equitable, which allocation would be conclusive and binding on the Limited Partners of all series for all purposes.
(e) No Limited Partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.
(f) At the time a series of limited partnership interest is established, a separate capital account would be established on the books of each series for each Limited Partner which would initially consist of that portion of such Limited Partner’s existing capital account that relates to the series property. Thereafter, the capital account of each Limited Partner in that series would be adjusted in the manner set forth in the Agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.”
2.	Miscellaneous.
(a)	Effect of Amendment. In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
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     IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

General Partners ANGELES REALTY CORPORATION II, a California corporation

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel

AIMCO ANGELES GP, LLC, a Delaware limited liability company

By:	AIMCO PROPERTIES, L.P.,
a Delaware limited partnership,
its member

By:	AIMCO-GP, INC.,
a Delaware corporation,
its general partner

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel

Limited Partners ANGELES REALTY CORPORATION II, a California corporation, as attorney-in-fact

By:	/s/ Derek S. McCandless
	Name:	Derek S. McCandless
	Title:	Senior Vice President and Assistant General Counsel